Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 20, 2007, in Post-Effective Amendment No. 3 to the Registration Statement (Form S-1 No. 333-123228) and related Prospectus of Spark Networks for the registration of ordinary shares in form of American Depositary Shares.

We also consent to the incorporation by reference therein of our report dated March 20, 2007 with respect to the financial statement schedules of Spark Networks plc for the years ended December 31, 2006, 2005, and 2004 included in the Annual Report (Form 10-K) for 2006 filed with the Securities and Exchange Commission.

Los Angeles, California	/s/ Ernst & Young LLP
April 6, 2007